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                                                              Exhibit (m)(5)(ii)

(ING FUNDS LOGO)

November 1, 2006

ING Series Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: Waiver of Fee Payable under the Amended and Restated Shareholder Services Plan for the Class O Shares

Ladies and Gentlemen:

     By this letter dated November 1, 2006, we have agreed to waive the service fee payable to us under the Amended and Restated Shareholder Services Plan for Class O Shares of ING Aeltus Money Market Fund (the "Fund"), a series of ING Series Fund, Inc., of 0.25% of the average daily net assets attributable to Class O Shares of the Fund for the period from November 1, 2006 through and including August 1, 2008.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                        Sincerely,


                                        /s/ Todd Modic
                                        ----------------------------------------
                                        Todd Modic
                                        Senior Vice President
                                        ING Funds Distributor, LLC


Agreed and Accepted:
ING Series Fund, Inc.
(on behalf of ING Aeltus Money Market Fund)


By: /s/ Robert S. Naka
    ----------------------------------
    Robert S. Naka
    Executive Vice President

7337 E. Doubletree Ranch Rd.     Tel: 480-477-3000    ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034        Fax: 480-477-2744
                                 www.ingfunds.com